EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

FDCTech, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-1, and amendments thereto, of FDCTech, Inc. (the “Company”) of our report dated March 3, 2021, relating to our audits of the Company’s consolidated financial statements as of December 31, 2020 and 2019 and for each of the years then ended, included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 3, 2021.

/s/ Farber Hass Hurley LLP
Chatsworth, California
October 13, 2021